                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


       ACETO CORPORATION ANNOUNCES FISCAL THIRD QUARTER FINANCIAL RESULTS

                    ANNOUNCES A 33% INCREASE IN CASH DIVIDEND


LAKE SUCCESS, NY - MAY 10, 2007 - Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal third quarter and nine months ended March 31, 2007. The Company also announced that its Board of Directors has approved an increase in its semi-annual cash dividend.

FINANCIAL RESULTS
-----------------

Fiscal 2007 third quarter net sales decreased 6.2% to $75.9 million compared to $80.9 million in the comparable fiscal 2006 quarter. Gross profit decreased 4.7% to $12.9 million from $13.5 million in the fiscal 2006 quarter and operating income decreased 18.7% to $3.4 million, from $4.2 million in the year ago quarter. Net income decreased by 34.6% to $1.8 million, or $0.07 per diluted share, compared to $2.8 million or $0.11 per diluted share in the fiscal 2006 quarter. During the quarter, we increased our tax rate provision to 44%, in order to increase the effective tax rate to the 37% rate that we estimate it will be for the fiscal year. This decreased our earnings per diluted share for the quarter by $0.01.

Net sales for the nine months ended March 31, 2007 were $226.3 million, relatively unchanged compared to $225.5 million for the fiscal 2006 comparable period. Gross profit for the first nine months of fiscal 2007 was $38.3 million, an increase of 2.0% from $37.6 million in fiscal 2006. Net income was $6.0 million, or $0.24 per diluted share for the first nine months of fiscal 2007, compared to $6.3 million, or $0.26 per diluted share in the first nine months of fiscal 2006.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto, stated, "The results that we reported today slightly surpassed the guidance of $0.06 per diluted share that we provided when we reported our second quarter results in February. I am extremely pleased that our SG&A expense showed only a modest increase compared to the same quarter a year ago, particularly in view of the expenditures we are making for our many strategic initiatives. During the third quarter of fiscal 2007, sales in our Health Sciences segment declined by 8% from the 2006 comparable quarter, largely the result of decreased sales in one specific generic product due to that product's historical selling pattern. Our Chemicals & Colorants sales declined 3%, primarily due to decreased


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sales in our agricultural intermediates and dye intermediate product families which were partially offset by increased sales in our coatings business. Sales in Crop Protection decreased 18% largely the result of a 10 - 20% decrease in the acreage of peanuts being grown in the United States which in turn caused a decline in the sale of insecticides used to treat the peanut crop. This decrease was partially offset by the successful launch of the Asulam product."

Updating the status of Aceto's strategic initiatives, Mr. Schwartz commented:

        o COMPANION ANIMAL VACCINES - Our initiative to provide vaccines for companion animals continues. We have completed the requisite animal tests and our application is under review by the USDA. We are awaiting USDA approval and we are doing everything we can to expedite the approval process. With respect to timing, however, because this is a regulatory review, there can be no assurances as to how long the approval process may take. Our application represents the first time the USDA has been asked to approve a foreign produced vaccine for companion animals for use in the United States. The USDA has therefore been, among other things, extremely cautious throughout the process. Once we receive the USDA approval, we plan to enter the market promptly with Aceto branded product.

        o FINISHED DOSAGE FORM GENERIC DRUGS - In addition to our Isoflurane activity, we are nearing completion of an agreement with a supplier for four ANDA approved products for Aceto to distribute in the U.S. Our plan is to distribute these products directly to the largest retail pharmacies. We have enhanced our internal capabilities and are focusing our efforts on establishing relationships with other suppliers of ANDA approved products which we hope to distribute under the Aceto brand in the U.S. We believe there are no other distribution companies attempting to do what we are doing, attesting to Aceto's biggest competitive strength, the unique marriage of our global sourcing and regulatory capabilities.

        o OUR CROP PROTECTION BUSINESS - We are very pleased with the successful launch of our first generic agrochemical, Asulam, and are therefore attempting to increase our market development activities in this business segment. In this regard we are expanding our in-house resources by creating a new position in our Crop Protection business of Regulatory Manager and, at the same time, enhancing our crop protection sourcing and regulatory capabilities in China. We believe that the combination of our global sourcing and regulatory capabilities makes Aceto an attractive partner and has provided us with several new opportunities which we are currently working on.

        o GENERIC HUMAN BIOPHARMACEUTICALS - On February 14, 2007, H.R 1038 - Access to Life-Saving Medicine Act was introduced before Congress, aimed at establishing a process through which the FDA will be able to approve lower cost copies of biotech drugs, also known as biologics or biopharmaceuticals, for use in the U.S. Aceto has been active in the area of generic human biopharmaceuticals for the past several years and we have a partnership with Three Rivers Pharmaceuticals to bring three products to market if and when regulatory pathways are approved. It remains to be seen if this legislation will become law, but if it does, we believe the opportunities for Aceto will be significant.

        o ENTERING THE JAPANESE PHARMACEUTICAL MARKET - The Company, intending to advance the globalization of its business, and recognizing the substantial Japanese pharmaceutical market, authorized the taking of all necessary actions to establish Aceto Japan.

        o ESTABLISHING AN INDIAN HEADQUARTERS - Previously we have discussed our plans to establish an Indian headquarters in or near Mumbai. During the third quarter, we moved a step closer to realizing these plans as we incorporated in India and are now in the process of acquiring the building which will serve our purposes.

Mr. Schwartz concluded, "We ended the third quarter of fiscal 2007 with working capital of $112.8 million, no long-term bank debt and shareholders' equity of $122.2 million. We believe this level of working capital provides us with the financial strength to move our strategic initiatives forward. In terms of financial guidance, we expect to earn approximately $0.14 per diluted share in the fourth quarter of fiscal 2007, compared to $0.12 in the fourth quarter of fiscal 2006. Assuming that we meet our fourth quarter expectation of $0.14 per diluted share, that would bring our earnings per diluted share for fiscal 2007 to $0.38, flat from what we reported in fiscal 2006"

DIVIDEND
--------

Aceto also announced that its Board of Directors declared a regular semi-annual dividend of $0.10 per common share, a 33% increase over the last semi-annual dividend of $0.075 that was paid in January 2007. The cash dividend will be distributed on June 28, 2007 to shareholders of record as of June 18, 2007.

Mr. Schwartz stated, "As we look at our core businesses and the progress that we have made with our various strategic initiatives including ones that have already brought some positive results such as initiatives in crop protection and organic color pigments, we are very optimistic about the future of Aceto Corporation. The increased dividend that we have announced today also reflects the Board's continued confidence in the Company's prospects. We hope to be able to continue to increase our dividends in conjunction with the future earnings growth that we expect"

CONFERENCE CALL
---------------

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Thursday, May 10, 2007. Interested


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parties may participate in the call by dialing 888-787-0577 (706-679-3204 for international callers) - please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 7104881). The conference call will also be webcast live via the Company's website, WWW.ACETO.COM. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived on the Company's website, and a recorded phone replay will also be available from 1:00 p.m. ET on Thursday, May 10, 2007 until 5:00 p.m. ET on Monday, May 14, 2007. Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 7104881 for the phone replay.


ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products. With a physical presence in ten countries, Aceto distributes over 1000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto's global operations, including a staff of 26 in Shanghai and 12 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding approval of applications for, and sales of, veterinary vaccines, entering the markets for finished dosage forms, entering the Japanese pharmaceutical market, establishing an Indian headquarters, results for the fourth quarter of fiscal year 2007, increasing market development activities and enhancing our sourcing and regulatory capabilities in China in the crop protection business, significant opportunities for Aceto in generic human biopharmaceuticals, and prospects for long-term growth. All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers,


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competitive product offerings and pricing actions, a failure by the USDA to approve our application to provide vaccines for companion animals, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, an inability to continue to license technology needed to sell certain of our crop protection products, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at www.sec.gov.

FOR INFORMATION CONTACT:
Theodore Ayvas
Director of Corporate Communications
 & Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com



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

                                                  ACETO CORPORATION
                                          Consolidated Statements of Income
                                       (in thousands, except per share amounts)
                                                     (unaudited)


                                                           THREE MONTHS ENDED                NINE MONTHS ENDED
                                                               MARCH 31,                         MARCH 31,
                                                         2007             2006             2007             2006
                                                       ---------        ---------        ---------        ---------
Net sales                                              $  75,879        $  80,915        $ 226,290        $ 225,459
Cost of sales                                             63,003           67,402          187,961          187,890
                                                       ---------        ---------        ---------        ---------
Gross profit                                              12,876           13,513           38,329           37,569
Gross profit %                                             16.97%           16.70%           16.94%           16.66%

Selling, general and administrative expenses               9,489            9,347           28,733           29,123
                                                       ---------        ---------        ---------        ---------
Operating income                                           3,387            4,166            9,596            8,446

Other income (expense), net of interest expense             (135)            (106)             (47)             683
                                                       ---------        ---------        ---------        ---------

Income from continuing operations before income taxes      3,252            4,060            9,549            9,129
Provision for income taxes                                 1,452            1,309            3,543            2,830
                                                       ---------        ---------        ---------        ---------
Income from continuing operations                          1,800            2,751            6,006            6,299
Loss from discontinued operations, net of taxes              -                -                -                (27)
                                                       ---------        ---------        ---------        ---------
Net income                                             $   1,800        $   2,751        $   6,006        $   6,272
                                                       =========        =========        =========        =========

Basic income per common share:
  Income from continuing operations                    $    0.07        $    0.11        $    0.25        $    0.26
  Loss from discontinued operations                    $       -        $      -         $       -        $       -
  Net income                                           $    0.07        $    0.11        $    0.25        $    0.26

Diluted income per common share:
  Income from continuing operations                    $    0.07        $    0.11        $    0.24        $    0.26
  Loss from discontinued operations                    $       -        $       -        $       -        $       -
  Net income                                           $    0.07        $    0.11        $    0.24        $    0.26

Weighted average shares outstanding:
  Basic                                                   24,318           24,237           24,298           24,265
  Diluted                                                 24,800           24,569           24,683           24,586


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

                                    ACETO CORPORATION
                               Consolidated Balance Sheet
                        (in thousands, except per-share amounts)

                                                               March 31,      June 30,
                                                                 2007           2006
                                                              ---------       ---------
                                                             (unaudited)
ASSETS
Current Assets:
  Cash in banks                                               $  31,774       $  33,732
  Investments                                                     6,394           3,309
  Trade receivables: less allowance for doubtful
    accounts: March, $386; and June, $416                        54,984          50,993
  Other receivables                                               3,502           1,406
  Inventory                                                      58,815          47,259
  Prepaid expenses and other current assets                       1,115           1,011
  Deferred income tax benefit, net                                3,406           3,396
                                                              ---------       ---------

        Total current assets                                    159,990         141,106


Long-term notes receivable                                          474             557
Property and equipment, net                                       4,426           4,808
Property held for sale                                            4,531           4,531
Goodwill                                                          1,812           1,755
Intangible assets,net                                             3,964           3,789
Deferred income tax benefit, net                                  5,748           7,356
Other assets                                                      3,548           2,690
                                                              ---------       ---------

Total Assets                                                  $ 184,493       $ 166,592
                                                              =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                            $  33,123       $  24,424
  Note payable - related party                                      500             500
  Accrued expenses                                               12,749          10,612
  Deferred income tax liability                                     863             863
                                                              ---------       ---------
         Total current liabilities                               47,235          36,399

Long-term liabilites                                              6,562           6,379
Environmental remediation liability                               5,200           5,200
Deferred income tax liability                                     3,097           3,329
Minority interest                                                   245             232
                                                              ---------       ---------
          Total liabilities                                      62,339          51,539

Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value:
        (40,000 shares authorized; 25,644 shares issued;
        24,323 and 24,278 shares outstanding at
        March 31, 2007 and June 30, 2006, respectively)             256             256
  Capital in excess of par value                                 56,794          56,691
  Retained earnings                                              72,647          68,464
  Treasury stock, at cost:
       (1,321 and 1,366 shares at March 31, 2007
         and June 30 2006, respectively)                        (12,765)        (13,198)
  Accumulated other comprehensive income                          5,222           2,840
                                                              ---------       ---------
         Total shareholders' equity                             122,154         115,053
                                                              ---------       ---------

Total liabilities and shareholders' equity                    $ 184,493       $ 166,592
                                                              =========       =========
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